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[STG- Coopers & Lybrand Letterhead]

EXHIBIT 99.3

                                              Securities and Exchange Commission
                                              450 Fifth Street, N.W.
                                              Washington, D.C. 20549

Luzern, 24 November 1998
WPE/FGU


Commissioners:

We have read the statements of Swissray International, Inc. (the "Company"), included under Item 4 of its Form 8-K dated November 3, 1998, which we understand was filed with the Securities and Exchange Commission on November 6, 1998 and we agree with the statements contained in paragraphs (a) i, (a) vi,
(a) xii and (a) xiii. We have the following additional commentary.

We believe paragraph (a) i should be supplemented with the following:

     On November 14, 1997 Swissray International, Inc. filed a Form 8-K with the Securities and Exchange Commission that indicated on November 7, 1997 the Registrant's former accountants, Bederson & Company L.L.P., were dismissed and the Registrant engaged Coopers & Lybrand L.L.P. as its new independent accountants. STG-Coopers & Lybrand AG ("STG") was not provided a copy of the 8-K filing and therefore was not aware that the 8-K incorrectly named Coopers & Lybrand L.L.P. as the new accountants. STG-Coopers & Lybrand AG received a copy of the 8-K filing dated November 14, 1997 in January 1998 and requested that the Company file an amended 8-K to correct the name of the new independent accountants from Coopers & Lybrand L.L.P. to STG-Coopers & Lybrand AG. On April 6, 1998, the Company filed a Form 8-K/A which corrected the name of the new independent accountants. On or about June 22, 1998 the engagement of STG was formalized in an engagement letter.

We believe paragraph (a) ii and (a) iii are not factually correct. STG on numerous occasions advised the Company that STG was responsible for the audit and that the Company was responsible for the preparation of the June 30, 1998 financial statements. In this regard, the Company was responsible for obtaining and maintaining the information necessary for the presentation of the financial statements. The Company also was responsible for making available to STG, upon request, information necessary for STG's examination and company personnel to whom STG could make inquiries. Completion of STG's examination was subject to, among other things, appropriate co-operation from the company's personnel, including providing necessary information and timely responses to STG's inquiries. STG believes that the timeliness of both the information and responsiveness of inquiries was inadequate. A further indication of the inadequacy of the Company's responsiveness to the audit process related to a comment letter which the Company received from the Securities and Exchange Commission with respect to a Registration Statement which had been filed by the Company on July 24, 1998. STG was not advised of the existence of such letter until approximately 30
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STG-
Coopers
& Lybrand


days after its receipt by the Company. At that time, it was approximately five days prior to the due date for the Company's annual Form 10-K filing. STG advised the Company that its audit could not be completed until such time as the Company responded to the comment letter.

With respect to (a) iv STG disagrees. At all times the Company was advised that the completion of the audit was predicated upon the Company's timely responsiveness to the audit process as discussed above.

With respect to (a) v, please be advised that STG has no basis to agree or disagree with the Company's statement.

With respect to (a) vii, please see the commentary in (a)ii and (a)iii above.

With respect to (a) viii, STG believes this sub-paragraph is not factually correct, as there were no discussions between STG and the Company regarding this specific matter.

With respect to (a) ix, STG had on numerous occasions orally discussed with the Company outstanding items related to the audit. In addition, STG subsequently provided a listing of open items dated October 19, 1998, to the Company. Further, the lead engagement partner was not advised in writing until October 29, 1998 to "..assign the highest priority to the..audit" and to "..immediately prepare and fax to all parties concerned..an updated list of any and all outstanding items required..to conclude your audit.." On October 30, 1998 the lead engagement partner orally informed Ruedi G. Laupper, Chief Executive Officer, and Josef Laupper, Secretary, that the client-auditor relationship between Swissray International Inc. and STG had ceased. On November 2, STG provided written confirmation to the Company of this resignation.

With respect to (a) x, STG believes that the sequence of events was mis-categorized. Between October 29, 1998 and October 30, 1998, STG was re-considering its relationship with the Company. As noted immediately above, on October 30, 1998, STG communicated its resignation.

With respect to (a) xi, please be advised that STG has no basis to agree or disagree with the Company's statement.

With respect to (a) xiv, STG concurs that it did not provide any explanation as to why it resigned. However, STG did not make any statements related to material errors, fraud, or illegal acts to the Company.

With respect to (a) xv, this paragraph should have indicated that there were no disagreements, as defined by Item 304 of Regulation S-K, during the period that STG served as the Company's auditors through the date of STG's resignation.

With respect to (a) xvi, on November 6, 1998, STG was provided the Form 8-K by the Company's counsel as transmitted in its letter to STG as of that date (attached as exhibit 99.1). STG is not in a position to agree or disagree with anything with respect to this sub-paragraph.
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                       [STG-COOPERS & LYBRAND LETTERHEAD]


With respect to (b) and (c), STG has no basis to agree or disagree.

The Company should have disclosed a reportable event, STG advised the Company that, as a result of the aforementioned comment letter from the SEC, it might be necessary to revise the financial statements, which were the subject of the comment letter. In addition, these matters could have a material impact on the Company's June 30, 1998 financial statements. Since STG did not complete any audits, STG advised the Company that this matter should be initially referred to the Company's predecessor accountants. As a result of STG's resignation, it did not pursue the resolution of these issues.

Pursuant to the Swiss Code of Obligations, for statutory purposes, STG has certain ongoing reporting obligations. In the view of STG, these reporting requirements are not subject to the provisions of Item 304 of Regulation S-K.

                                        Very truly yours,


                                        STG-Coopers & Lybrand AG


                                        /s/ P. Wirth    /s/ G. Furrer
                                        ------------    -------------
                                          P. Wirth        G. Furrer